Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this "Agreement") is made on the 30th day of  October 2020

BY AND BETWEEN:

(1) Net 1 UEPS Technologies Inc., a company incorporated under the laws of Florida with IRS Employer Identification number 98-0171860, of 4th Floor, President Place, Cnr Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg 2196, South Africa (the "Company"); and

(2) Philippus Stefanus Meyer, being the holder of the passport of the Republic of South Africa carrying the number XXX and of XXX ("Philip Meyer");

(collectively hereinafter referred to as the "Parties").

WHEREAS:

A. The Company is the owner of a number of companies worldwide which are collectively known as the Ceevo Group. Philip Meyer has been engaged as a director of, and/or has performed an executive or consultancy role in, several such Ceevo Group companies. A list of those Ceevo Group companies of which Philip Meyer is a director and/or in which he has performed an executive role is at Appendix A to this Agreement.

B. In or about September 2020, the Company decided to close the Ceevo Group's businesses, including those Ceevo Group companies in Appendix A.  Following discussions, the Company and Philip Meyer have agreed that Philip Meyer will resign as a director of those Ceevo Group companies of which he is a director, and that his engagement in an executive role in any Ceevo Group company or any consultancy role, whether directly, or through another entity shall be terminated, on the terms and conditions contained in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. Resignation as director and termination of engagement

1.1 Philip Meyer will resign from his directorships and other offices he holds (if any) in the following Ceevo Group companies (of which he is not the sole director) with effect from the date of this Agreement:

(i) Net1 Malta Holdings Limited (Malta)

(ii) Ceevo Financial Services (Malta) Ltd. (Malta)

(iii) Transact 24 (Mauritius) Limited (Mauritius)

(iv) Ceevo Pty Limited (Australia)

(v) Ceevo Pte Limited (Singapore)

(vi) Transact 24 (UK) Limited (UK)

(vii) Ceevo Blockchain Ventures Limited (Liechtenstein)

 At the same time as he executes this Agreement, Philip Meyer will sign resignation letters addressed to the above companies in the form attached at Appendix B hereto.  Philip Meyer will also take such further action and execute such further documents and/or instruments as may be necessary to give effect to such resignations as director of the above companies.  All documents to give effect to such resignations will be provided to Philip Meyer in a complete format by the Company and all instructions in relation to said further action and resignations will be given in written form and by a person authorized by the Company.

1.2 Philip Meyer will remain as a director of each of the following Ceevo Group companies (of which he is the sole director) until he is instructed to resign as a director by the Company.  Such instruction will be given in written form and by a person authorized by the Company.

(i) Transact24 Limited (Hong Kong)

(ii) Transact24 Inc (Saipan)

(iii) Transact24 LLC (USA)

(iv) Tin 16 Datenverarbeitungs - AG (Austria)

(v) Ceevo Financial Services (UK) Limited (UK)

(vi) Ceevo Limited (Hong Kong)

(vii) Masterpayment GmbH (Germany)

(viii) Summit Payment Services AG (Liechtenstein)

(ix) Masterpayment Limited (UK)

Philip Meyer will cooperate and act in accordance with all reasonable instructions of the Company and when so instructed by the Company, he will resign from his directorships and other offices he holds (if any) in those companies.  At the same time as he executes resignation letters under clause 1.1, Philip Meyer will sign undated resignation letters addressed to the above companies in the form attached at Appendix B hereto.  Philip Meyer will take such further action and execute such further documents and/or instruments as may be necessary to give effect to his obligations under this clause. All documents to give effect to his obligations under this clause will be provided to Philip Meyer in a complete format by the Company and all instructions in relation to said further action and resignation will be given in written form and by a person authorized by the Company.

1.3 Without prejudice to his obligation under clause 1.2 to remain temporarily as a director of certain Ceevo Group companies, with effect from the date of this Agreement, Philip Meyer will cease to perform any executive or consultancy role in or with any Ceevo Group company, whether directly or through another entity, and Philip Meyer shall:

(i) terminate any agreement between himself and any Ceevo Group company under which he performs any executive or consultancy role;

(ii) procure any entity through which he performs any executive or consultancy role in or with any Ceevo Group company to terminate such agreements(s); and

(iii) procure his wife and/or associates to terminate any agreement between any of them and any Ceevo Group company.

1.4 Pursuant to clause 1.3 above, the agreements which Philip Meyer agrees to terminate and/or procure the termination of, include but are not limited to, the Regulation of Operations Agreement dated 2 January 2008 between himself and Transact24 Limited (the "Regulation of Operations Agreement"), and the Operations Agreement dated September 2006 between Transact24 Limited and Redfieldlane Consulting Limited (the "Operations Agreement").  In this regard, Philip Meyer agrees to:

(i) terminate the Regulation of Operations Agreement, and as director of Transact24 Limited to procure it to terminate the Regulation of Operations Agreement, by signing, at the same time as he executes this Agreement, the termination letter addressed to him by Transact24 Limited in the form attached at Appendix C hereto; and

(ii) procure Redfieldlane Consulting Limited and Transact24 Limited to terminate the Operations Agreement, by signing, at the same time as he executes this Agreement, the termination letter addressed to him by Transact24 Limited in the form attached at Appendix D hereto.

1.5 Philip Meyer and the Company mutually waive any rights either of them may have to receive notice or payment in lieu of notice in respect of the termination of Philip Meyer's executive or consultancy role in any Ceevo Group company as required under any instrument or applicable laws.

2. Final Payment

2.1 Within 7 days after the date of this Agreement, the Company will pay Philip Meyer, by remitting to an account designated by him, an ex gratia payment in the sum of HK$150,000, which payment is subject to the terms and conditions as set out hereunder.

2.2 Philip Meyer shall be solely responsible for the filing of tax returns and the payment of all taxes, whether in Hong Kong or overseas, in relation to the said payment of HK$150,000, and agrees to indemnify and keep the Company indemnified on a continuing basis against any claim or demand which is made against the Company in respect of any liability of the Company to deduct an amount of tax or any amount in respect of tax from the said payment of HK$150,000, including any interest or penalties imposed in connection therewith.

3. Transfer of ownership of car by Transact24 Limited to Philip Meyer

3.1 Within 7 days after the date of this Agreement, the Company will procure Transact24 Limited to transfer to Philip Meyer at nil consideration the ownership of the Porsche Macan motor car with registration mark XXX (the "Car"), as more particularly described in a copy of the Vehicle Registration Document annexed at Appendix E to this Agreement.

3.2 The Car shall be transferred to Philip Meyer in 'as-is' condition and Philip Meyer shall prepare the paperwork necessary to effect the transfer of ownership and bear any costs associated with the transfer of the ownership.

3.3 For the avoidance of doubt, Philip Meyer acknowledges and agrees that from the date of signature of this agreement, neither the Company nor Transact24 Limited will be responsible for any liability, claim, loss, damage or expense of any kind or nature caused directly or indirectly by the Car or its use.

3.4 If Philip Meyer fails to take the steps necessary to effect the transfer of ownership of the Car, such that the ownership of the Car is not transferred from Transact24 Limited to Philip Meyer by no later than 20 February 2021, Transact24 Limited shall retain the ownership of the Car, and the Company shall be released from its obligation under this clause to procure Transact24 Limited to transfer the ownership of the Car to Philip Meyer.

4. Transfer of ownership of boat by Transact24 Limited to Philip Meyer

4.1 Within 7 days after the date of this Agreement, the Company will procure Transact24 Limited to transfer to Philip Meyer at nil consideration the ownership of the Mercruiser motor boat, with the name "Graceaholic" and Licence No. XXX (the "Boat"), further details of which are contained at Appendix F to this Agreement.

4.2 The Boat shall be transferred to Philip Meyer in 'as-is' condition and Philip Meyer shall prepare the paperwork necessary to effect the transfer of ownership and bear any costs associated with the transfer of the ownership.

4.3 From the date of this Agreement, Philip Meyer shall be responsible for any cost of mooring or berthing the Boat.

4.4 For the avoidance of doubt, Philip Meyer acknowledges and agrees that from the date of signature of this agreement, neither the Company nor Transact24 Limited will be responsible for any liability, claim, loss, damage or expense of any kind or nature caused directly or indirectly by the Boat or its use.

4.5 If Philip Meyer fails to take the steps necessary to effect the transfer of ownership of the Boat, such that the ownership of the Boat is not transferred from Transact24 Limited to Philip Meyer by no later than 20 February 2021, Transact24 Limited shall retain the ownership of the Boat, and the Company shall be released from its obligation under this clause to procure Transact24 Limited to transfer the ownership of the Boat to Philip Meyer.

5. Full and final settlement of claims and continuing obligations

5.1 Philip Meyer and the Company agree that the ex gratia payment provided under clause 2.1 herein is made to him by the Company in full and final settlement of all claims of whatever nature, whether contractual or otherwise, known or unknown, which Philip Meyer has or may have, whether directly or through another entity, now or in the future, in any jurisdiction worldwide, against the Company or any of its associated or related companies (including but not limited to the Ceevo Group companies), or each of their respective officers, directors, employees, servants or agents, arising out of or in connection with Philip Meyer's engagement as a director of, or in an executive or consultancy or any other role in or with, any Ceevo Group company (including but not limited to those companies listed in Appendix A hereto), whether directly or through another entity, or the termination or cessation of such engagement or otherwise (collectively referred to as the "Claims").

5.2 Philip Meyer agrees that upon receipt of the ex gratia payment provided under clause 2.1 herein, he shall immediately release and discharge the Company, and all its associated or related companies, and each of their respective officers, directors, employees, servants and agents (together the "Releasees") from any or all Claims.  In this regard, Philip Meyer represents and warrants that there are no obligations which any of the Releasees have to any other person or entity owned or controlled by Philip Meyer or any of his associates or relatives.  Philip Meyer also agrees to expressly waive his rights to file any action, charge or complaint in respect of the Claims, and confirms that he has not filed, has not caused to be filed and is not presently a party to any such action, charge or complaint in any forum or form.

5.3 For the avoidance of doubt, the release and waiver of claims set out above do not extend to the duties and obligations of the Parties under this Agreement, and nothing herein shall be construed to limit or preclude any claim or right of action of either Party in respect of the enforcement of the terms of this Agreement.

5.4 Without prejudice to clauses 3 and 4 herein, Philip Meyer shall, within 7 days after the date of this Agreement, return all the property of the Company, and all its associated or related entities (including but not limited to those Ceevo Group companies listed in Appendix A hereto), including but not limited to all documents, equipment, keys, samples, staff card, keys, laptop computers and other electronic devices such as mobile phones, manuals, records, reports, materials and documents relating to the practice, the business affairs, dealings, and customers and suppliers of the Company or any of its associated or related entities, and any intangible property, which are in Philip Meyer's possession, control or custody.  The Company will provide a repository into which all relevant electronically stored documents will be uploaded by Philip Meyer.

5.5 Philip Meyer warrants, covenants and undertakes that he has not, and will not take or make any unauthorized copies of any documents or information of the Company or any of its associated or related entities in whatever form (including electronic form) stored in whatever medium.

5.6 Philip Meyer accepts and agrees that his implied duties relating to confidential information and intellectual property rights of the Company or any of its associated or related entities (including but not limited to those Ceevo Group companies listed in Appendix A hereto) should continue after his resignation of directorships of Ceevo Group companies pursuant to this Agreement.

5.7 The Company will indemnify Philip Meyer against all actions, claims, liabilities, damages and losses suffered or incurred by him as a result of or in connection with actions taken pursuant to, and in strict accordance with, written directions given by the Company to Philip Meyer after the date of this Agreement.  For the avoidance of doubt, the Company will not indemnify Philip Meyer against any actions, claims, liabilities, damages and losses suffered or incurred by him as a result of or in connection with his exercise of, or omission to exercise, any of the rights, powers, authorities or discretions vested in him due to his holding of the office as a director, or in performing an executive or consultancy role for, any of the Ceevo Group companies, whether directly or through another entity, prior to the date of this Agreement.

5.8 The Parties hereto agree to hold secret and confidential and not to disclose the contents of this Agreement, save to their legal advisors and auditors, or as otherwise required by law or regulation of the United States Securities and Exchange Commission or any securities exchange.

6. Miscellaneous

6.1 No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the Parties hereto.

6.2 This Agreement contains the entire understanding between the Parties in relation to the subject matter hereunder and supersedes any prior understanding or agreement (whether written or oral) in relation to the subject matter hereunder.

6.3 The subject headings of this Agreement are for reference only and shall not form part of this Agreement.

6.4 If any provision of this Agreement is held to be invalid or unenforceable in whole or in part, the remaining provisions of this Agreement shall not be affected and shall continue to be valid and enforceable to the greatest extent permitted by law.

6.5 Philip Meyer declares that he has read this entire document and that he understands the nature, effect and extent of this Agreement and signs this Agreement voluntarily. He further confirms that he has sought, or has been given sufficient opportunity to seek (in the case where he has chosen not to do so), his own legal advice.

6.6 This Agreement shall be governed by the laws of Hong Kong SAR and both Parties agree to submit to the non-exclusive jurisdiction of the courts/tribunals of Hong Kong.

6.7 The Company and Philip Meyer agree that clause 5.2 of this Agreement confers benefits on the Releasees. The Company and Philip Meyer agree that any party within the meaning of the Releasees is entitled to enforce clause 5.2 of this Agreement directly against Philip Meyer as envisaged by the Contracts (Rights of Third Parties) Ordinance.

6.8 This Agreement may be signed in any number of counterparts, each of which when executed shall be binding on the party who has executed it and all of which when taken together shall constitute one and the same document.

--- Signature page to follow ---

--- Signature page to the Agreement

between Net 1 UEPS Technologies Inc. and Philippus Stefanus Meyer ---

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by /s/ AMR Smith )

for and on behalf of )

NET 1 UEPS TECHNOLOGIES  )

INC. )

 )

/s/ PS Meyer

SIGNED by PHILIPPUS STEFANUS MEYER )

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